Exhibit 99.1

July 28, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Filing of Acousto-Magnetic Design Patent

Tulsa, Okla - (BUSINESS WIRE) - July 28, 2004 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. announces it has filed for Patent rights covering its design for Acousto-Magnetic (AM) Electronic Article Surveillance (EAS) tags. Due to the multi-part design of current AM EAS tags their use is limited to attaching them to the packaging materials, sometimes in multiple locations thereon. To defeat the current AM tag the thief merely needs to remove the AM tag from the product; or, remove the product from the packaging and walk out undetected with the product. EnXnet's new design, EAMTag, allows the tag to be embedded directly into the product where it cannot be separated from the product being protected, thereby defeating the thief by providing greatly improved protection from retail and employee theft.

Last year over $25,000,000 dollars per day was lost across North America due to shoplifting and employee theft. This relates to over $9,125,000,000 lost to theft in 2003. This is a problem that affects not only retailers, but consumers as well, as the cost of this theft becomes built into the price consumers pay for almost everything they purchase.

The EAMTag design allows substantially more efficient use of AM EAS tags. It is not unusual for two or three conventional AM tags to be employed on a single package in an effort to defeat the thieves removing them. EnXnet's EAMTag design permits enclosing the tag directly into the product, or its integral container (such as pharmaceutical bottles/caps), thus making its removal virtually impossible. If it cannot be seen or felt, it cannot be removed or disabled! It only requires one EAMTag tag to provide superior protection.

The EAMTag will allow highly effective EAS tagging of high value products, heretofore difficult or impossible to effectively tag, such as CD's, DVD's, pharmaceuticals, cosmetics, and many other products where the current AM tag cannot be employed. The EAMTag will provide theft deterrent for any product into which it can be imbedded during manufacture.

The EAMTag does not require any new surveillance systems or adjustments to existing equipment, thus it can be utilized by currently deployed AM security systems. Many of the world's largest retailers, such as Wal-Mart, Target, Lowes, and Home Depot, currently use AM theft deterrent systems in their retail locations. Millions of tagged items go through these systems every day. The AM tag is a familiar product to the retail industry, thus EnXnet's EAMTag should be readily accepted as the conversion will be transparent in application. Manufacturers should also be highly receptive to the EAMTag since its employment will improve the security of their products.

EAMTags embedded in products will also protect manufacturers from piracy and counterfeiting by providing positive product identification.

Ryan Corley, President of EnXnet, Inc., had this to say: "We are quite excited with EAMTag's unique design and expect that the interest shown by retail and manufacturing industries, ranging from Fortune 500 companies to smaller manufacturers and distributors will develop into a significant profit center for the Company."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com